                                                                     EXHIBIT 3.4

                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                   DELIVERED 01:41 PM 11/12/2003
                                                    FILED 01:41 PM 11/12/2003
                                                   SRV 030725724 - 2726078 FILE

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        IDEC PHARMACEUTICALS CORPORATION

                           --------------------------

                     PURSUANT TO SECTION 242 OF THE GENERAL
                     CORPORATION LAW OF THE STATE OF DELAWARE

                           --------------------------

         IDEC Pharmaceuticals Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

         FIRST: Article I of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirely as set forth below:

                                   ARTICLE I

         The name of this corporation is "Biogen Idec Inc."

         SECOND: Article IV(A) of the Corporation is Amended and Restated Certificate of Incorporation is hereby amended to read in its entirely as set forth below:

                  (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Billon Eight Million (1,008,000,000) shares. One Billion (1,000,000,000) shares shall be Common stock, par value $0.0005 per share, and Eight Million (8,000,000) shares shall be Preferred Stock, par value $0,001 per share.

         THIRD: The foregoing amendments were duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF the Corporation has caused this Certificate to be duly executed in its corporate name this 12th day of November, 2003.

                                IDEC PHARMACEUTECALS
                                CORPORATION

                                By: /s/ William H. Rastetter, Ph. D.
                                    ----------------------------------
                                    Name:  William H. Rastetter, Ph. D.
                                    Title: Chairman of the Board and
                                           Chief Executive Officer